Exhibit 99.1

Coach Reports Fourth Quarter and Fiscal Year Earnings Per Share of $0.31 and $1.92 Excluding Transformation-Related Charges and Acquisition Costs; $0.04 and $1.45 on a GAAP Basis

Board Declares Quarterly Dividend

NEW YORK--(BUSINESS WIRE)--August 4, 2015--Coach Inc. (NYSE:COH) (SEHK:6388), a leading New York design house of modern luxury accessories and lifestyle brands, today reported net sales of $1.00 billion for its fourth fiscal quarter ended June 27, 2015, including a $43 million contribution from the May acquisition of Stuart Weitzman. This compared with $1.14 billion reported in the same period of the prior year, a decrease of 12%. On a constant currency basis, total sales declined 8% for the period. Net income for the quarter totaled $85 million, with earnings per diluted share of $0.31, excluding transformation-related charges and acquisition costs. The acquisition of Stuart Weitzman contributed $2 million to net income and $0.01 to earnings per diluted share for the quarter. Net income in the fourth quarter of FY14 totaled $164 million with earnings per diluted share of $0.59, excluding transformation and other actions. Reported net income for the fourth quarter of FY15 totaled $12 million with earnings per diluted share of $0.04 compared to the prior year’s reported net income of $75 million and earnings per diluted share of $0.27.

For the fiscal year ended June 27, 2015, Coach, Inc. net sales declined 13% to $4.19 billion from $4.81 billion the prior fiscal year while net income excluding transformation-related charges and acquisition costs was $531 million versus $870 million in the prior year. On a constant currency basis, sales declined 11% for the year. In addition, diluted earnings per share on a non-GAAP basis totaled $1.92 as compared to $3.10 in the prior year. Reported net income for the year totaled $402 million and earnings per diluted share were $1.45, compared to reported net income for the prior year of $781 million with earnings per diluted share of $2.79.

Victor Luis, Chief Executive Officer of Coach, Inc., said, “We are pleased with our fourth quarter and full year progress on the comprehensive plan we laid out a year ago to reinvigorate our brand and business. Our execution of these strategic initiatives and resulting performance has been consistent with our expectations and underscores our confidence in the path we’ve chosen. As we moved through Fiscal 2015, we drove sequential improvement in our North America bricks and mortar business while dramatically reducing the number of promotional impressions in the marketplace against a backdrop of heightened promotional activity. In addition, our international businesses posted moderate growth on a constant currency basis, highlighted by a double-digit increase in Europe and strong growth in China, driven entirely by the Mainland, as sales approached $600 million.”

“Importantly, our brand transformation gained momentum across our three key brand pillars: product, stores and marketing. We successfully introduced Stuart Vevers’s product across our multi-channel distribution, continued to open and renovate modern luxury concept stores globally, and had an overwhelmingly positive reception to our Men’s and Women’s fashion presentations. We also took an important step in becoming a multi-brand company, with the acquisition of Stuart Weitzman, which is expected to be an additional growth driver for the company.”

For the quarter on a non-GAAP basis, Coach, Inc. operating income totaled $126 million compared to $231 million in the prior year, while operating margin was 12.6% versus 20.4%. During the quarter, on a non-GAAP basis, gross profit totaled $692 million versus $789 million a year ago, while gross margin was 69.0% versus 69.4%. SG&A expenses, as a percentage of net sales, totaled 56.4% on a non-GAAP basis, compared to 49.0% in the year-ago quarter. Excluding the contribution of $4 million from the acquisition of Stuart Weitzman, non-GAAP operating income totaled $122 million in the quarter, while operating margin was 12.7%. Similarly, excluding the contribution of $24 million from the acquisition of Stuart Weitzman, Coach brand gross profit was $668 million with a gross margin of 69.5%.

For the quarter on a GAAP basis, Coach, Inc. reported operating income totaling $39 million, while operating margin was 3.9%. Reported gross profit was $688 million, while gross margin was 68.5%. SG&A expenses, as a percentage of net sales, totaled 64.6% on a reported basis. Similarly, on a reported GAAP basis, operating income for the fourth quarter of FY14 was $100 million, while operating margin was 8.8%. Reported gross profit was $706 million, while gross margin was 62.2% and SG&A expenses, as a percentage of net sales, totaled 53.4% on a reported basis.

For the full year FY15, on a non-GAAP basis, Coach, Inc. operating income totaled $788 million versus $1.25 billion in the prior year, while operating margin was 18.8% versus 26.0%. Non-GAAP gross profit was $2.92 billion as compared to $3.38 billion a year ago. Gross margin was 69.6% versus 70.3% a year ago, on a non-GAAP basis. SG&A expenses, as a percentage of net sales, totaled 50.8% on a non-GAAP basis, compared to 44.3% in fiscal 2014. Excluding the contribution of Stuart Weitzman, non-GAAP operating income totaled $784 million for the full year, while operating margin was 18.9%. Similarly, Coach brand gross profit was $2.89 billion with a gross margin of 69.7%.

For the full year FY15 on a GAAP basis, Coach, Inc. reported operating income totaled $618 million, while operating margin was 14.7%. Reported gross profit was $2.91 billion, while gross margin was 69.4%. SG&A expenses, as a percentage of net sales, totaled 54.6% on a reported basis. Similarly, on a reported basis, operating income for the fiscal year 2014 was $1.12 billion with a 23.3% margin, gross profit was $3.30 billion with a 68.6% margin, and the SG&A expense ratio was 45.3%.

During the fourth quarter of FY15, the company recorded charges of $66 million under its multi-year transformation plan. These charges consisted primarily of accelerated depreciation for renovations, lease termination costs related to store closures and organizational efficiency costs. In addition, the company recorded costs of approximately $21 million associated with the acquisition of Stuart Weitzman in the fourth quarter. These actions taken together increased the company’s SG&A expenses by about $83 million and cost of sales by about $5 million, negatively impacting net income by $73 million after tax or about $0.27 per diluted share in the fourth quarter.

For the full fiscal year of 2015, the company recorded total transformation-related charges of $146 million and costs associated with the Stuart Weitzman acquisition of $25 million, increasing SG&A expenses by $161 million in total, cost of sales by $10 million, reducing net income by $129 million after tax or $0.47 per diluted share.

During the fourth quarter of FY14, the company recorded charges of approximately $132 million for transformation and other actions. These charges consisted primarily of the realignment of inventory, impairment charges and costs related to store closures. These actions increased the company’s cost of sales by $82 million and SG&A expenses by $49 million in the period, negatively impacting net income by $88 million after tax or $0.32 per diluted share.

The Company ended FY15 with inventory of $485 million including $33 million associated with the acquisition of Stuart Weitzman. This compared to ending inventory for the Coach brand of $526 million for FY14. Therefore, inventory declined 8% on a consolidated basis and 14% for the Coach brand.

The company also announced that its Board of Directors declared a quarterly cash dividend of $0.3375 per common share, maintaining an annual rate of $1.35. The dividend is payable on September 28, 2015 to shareholders of record as of the close of business on September 8, 2015.

Fourth fiscal quarter and fiscal year sales results in each of Coach’s primary segments were as follows:

  Total North American sales decreased 20% on a reported basis for the quarter to $556 million from $691 million last year, and 19% on a constant currency basis. North American direct sales also declined 20% on a dollar basis and 19% on a constant currency basis for the quarter, with comparable store sales down 19% including the impact of reduced eOutlet events, which pressured total comparable stores sales by about nine percentage points. At POS, sales in North American department stores declined mid-20s versus prior year, as expected, reflecting the elimination of Coach-specific promotional events from the prior year, while shipments into department stores declined somewhat less.

  For the full year, total North American sales decreased 20% to $2.47 billion from $3.10 billion last year on both a dollar and constant currency basis. North American direct sales also declined 20% for the year on both a dollar and constant currency basis with comparable store sales down 22% including the impact of reduced eOutlet events, which pressured total comp by seven percentage points. At POS, sales in North American department stores declined about low-20s from prior year while shipments into this channel also declined similarly as planned.
  International sales decreased 5% for the quarter to $392 million from $414 million last year. On a constant currency basis, sales rose 3% for the quarter. Sales in China rose 5% in dollars and 4% in constant currency on slower distribution growth and a slight decline in comparable store sales. As expected sales on the Mainland were strong, growing at a double digit pace driven in part by positive comps, while results in Hong Kong and Macau were quite weak given significantly lower tourist trends from the Mainland. In Japan, sales rose 2% versus prior year on a constant-currency basis, while dollar sales declined 15%, reflecting the weaker yen. Constant currency sales for the remaining directly operated businesses in Asia were even with prior year while Europe remained strong, growing at a double-digit pace. Shipments into international wholesale accounts declined at a high-teens rate as expected, in large part due to timing shift, while underlying POS sales decreased slightly.

  For the full year, international sales declined 1% to $1.62 billion from $1.64 billion generated in fiscal 2014. On a constant currency basis, sales rose 4% for the year. China reported results were on plan, with total sales growing 9% in both dollars and in constant currency to about $595 million with positive comparable store sales and slower distribution growth. In Japan, sales were down mid-single-digits for the year on a constant currency basis, as expected, due to the overhang of the tax increase, while dollar sales declined 17%, reflecting the weaker yen. Sales in constant currency for the other directly operated Asian businesses were up slightly in local currency. Europe sales were robust, with sales up nearly 50% for the year, at $90 million, in line with forecast. Shipments into international wholesale accounts were up at a high-single-digit rate versus prior year, while underlying POS sales increased slightly.

Mr. Luis added, “Coach is a strong brand built upon 75 years of heritage, history and craftsmanship, setting us apart from the competitive set. With the acquisition of Stuart Weitzman, Coach, Inc. is now a leading participant in two dynamic and growing global categories – women’s and men’s bags and accessories and the premium footwear market. While the competitive landscape has continued to fragment, against an increasingly volatile and complex macroeconomic environment, we have a well-articulated roadmap to address these challenges and leverage our global opportunities.”

“As we look ahead, we will continue to invest in our brands and businesses to achieve long-term sustainable growth. We’re particularly excited about all the activities in celebration of Coach’s 75th anniversary, including our first true runway show at New York Fashion Week in September, featuring the initial Collection of our anniversary year, delivering in February 2016. We will also accelerate the rollout of our modern luxury concept globally and across channels. Our global brand message will reinforce our distinctive positioning of effortless New York style through the use of iconic brand elements and the City’s dynamic landscape as backdrop. Taken together, these initiatives are expected to drive a return to top line growth in FY16 and positive North American comps by the end of the year,” Mr. Luis concluded.

Fiscal Year 2016 Outlook:

The Company currently expects Coach stand-alone brand revenues for Fiscal 2016 to increase by low-single digits in constant currency on a 52-week basis consistent with prior guidance. Based on current exchange rates, foreign currency will have an approximate 200 basis point negative impact on Fiscal 2016 revenue growth. Gross margin for the Coach brand is projected to be in the area of 70% on a constant currency basis, while negative foreign currency effects may impact gross margin by 80-100 basis points. SG&A expenses for the brand are anticipated to rise at a mid-single-digit rate in constant currency, driven primarily by a shift in project timing from FY15, while dollar growth is expected to be somewhat lower. Therefore, taken together Coach brand operating margin for Fiscal 2016 is currently estimated to be in the mid-to-high teens. Interest expense is expected to be in the area of $30-$35 million for the year while the full year Fiscal 2016 tax rate is projected at about 28%.

This guidance excludes expected transformation-related charges of around $50 million, as well as Stuart Weitzman acquisition charges of around $30 million (which primarily includes the impact of limited life purchase accounting and contingent payments) over the course of 2016. In addition, the company is forecasting Stuart Weitzman brand sales in the area of $335 million on a dollar basis for fiscal 2016, driving Coach, Inc. total revenue growth to high-single digits and adding about $0.09 to earnings per diluted share, excluding charges associated with financing, short-term purchase accounting adjustments and contingent payments, and integration costs. The company also notes that fiscal 2016 will include a 53rd week, which is expected to contribute approximately $75-$80 million in incremental revenue and $0.06 in earnings per diluted share to Coach, Inc.

Conference Call details:

Coach will host a conference call to review these results at 8:30 a.m. (EDT) today, August 4, 2015. Interested parties may listen to the webcast by accessing www.coach.com/investors on the Internet or dialing into 1-888-405-2080 or 1-210-795-9977 and asking for the Coach earnings call led by Andrea Shaw Resnick, Global Head of Investor Relations and Corporate Communications. A telephone replay will be available starting at 12:00 p.m. (EDT) today, for a period of five business days. The number to call is 1-866-352-7723 or 1-203-369-0080. A webcast replay of the earnings conference call will also be available for five business days on the Coach website.

The Company expects to report first quarter financial results on Tuesday, October 27, 2015. To receive notification of future announcements, please register at www.coach.com/investors ("Subscribe to E-Mail Alerts").

Coach, Inc. is a leading New York design house of modern luxury accessories and lifestyle brands. The Coach brand was established in New York City in 1941, and has a rich heritage of pairing exceptional leathers and materials with innovative design. Coach is sold worldwide through Coach stores, select department stores and specialty stores, and through Coach’s website at www.coach.com. In 2015, Coach acquired Stuart Weitzman, a global leader in designer footwear, sold in more than 70 countries and through its website at www.stuartweitzman.com. Coach, Inc.’s common stock is traded on the New York Stock Exchange under the symbol COH and Coach’s Hong Kong Depositary Receipts are traded on The Stock Exchange of Hong Kong Limited under the symbol 6388.

Neither the Hong Kong Depositary Receipts nor the Hong Kong Depositary Shares evidenced thereby have been or will be registered under the U.S. Securities Act of 1933, as amended (the "Securities Act"), and may not be offered or sold in the United States or to, or for the account of, a U.S. Person (within the meaning of Regulation S under the Securities Act), absent registration or an applicable exemption from the registration requirements. Hedging transactions involving these securities may not be conducted unless in compliance with the Securities Act.

This information to be made available in this presentation may contain forward-looking statements based on management's current expectations. Forward-looking statements include, but are not limited to, the statements under “Fiscal Year 2016 Outlook,” as well as statements that can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "intend," "estimate," "to address," "continue," "project," "guidance," "forecast," "anticipated," or comparable terms. Future results may differ materially from management's current expectations, based upon a number of important factors, including risks and uncertainties such as expected economic trends, the ability to anticipate consumer preferences, the ability to control costs and successfully execute our transformation initiatives and growth strategies and our ability to achieve intended benefits, cost savings and synergies from acquisition, etc. Please refer to Coach Inc.’s latest Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q for the quarterly periods ended December 27, 2014 and March 28, 2015, and its other filings with the Securities and Exchange Commission for a complete list of risks and important factors.

COACH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
For the Quarters and Years Ended June 27, 2015 and June 28, 2014
(in millions, except per share data)

	(unaudited)		(audited)
	QUARTER ENDED		YEAR ENDED
	June 27,	June 28,	June 27,	June 28,
	2015	2014	2015	2014

Net sales	$1,004.1	$1,136.2	$4,191.6	$4,806.2

Cost of sales	316.4	429.8	1,283.0	1,509.2

Gross profit	687.7	706.4	2,908.6	3,297.0

Selling, general and administrative expenses	648.9	606.6	2,290.6	2,176.9

Operating income	38.8	99.8	618.0	1,120.1

Interest (expense) income, net	(6.3)	0.6	(6.4)	2.2

Income before provision for income taxes	32.5	100.4	611.6	1,122.3

Provision for income taxes	20.8	25.2	209.2	341.0

Net Income	$11.7	$75.2	$402.4	$781.3

Net income per share:

Basic	$0.04	$0.27	$1.46	$2.81

Diluted	$0.04	$0.27	$1.45	$2.79

Shares used in computing
net income per share:

Basic	276.4	274.2	275.7	277.8

Diluted	278.5	276.4	277.2	280.4

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Quarters Ended June 27, 2015 and June 28, 2014
(in millions, except per share data)
(unaudited)

	June 27, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$687.7	$-	$-	$(4.7)	$692.4

Selling, general and administrative expenses	$648.9	$66.2	$13.6	$2.8	$566.3

Operating income	$38.8	$(66.2)	$(13.6)	$(7.5)	$126.1

Income before provision for income taxes	$32.5	$(66.2)	$(13.6)	$(7.5)	$119.8

Provision for income taxes	$20.8	$(11.6)	$(2.4)	$-	$34.8

Net income	$11.7	$(54.6)	$(11.2)	$(7.5)	$85.0

Diluted net income per share	$0.04	$(0.20)	$(0.04)	$(0.03)	$0.31

	June 28, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$706.4	$(82.2)	$-	$-	$788.6

Selling, general and administrative expenses	$606.6	$49.3	$-	$-	$557.3

Operating income	$99.8	$(131.5)	$-	$-	$231.3

Income before provision for income taxes	$100.4	$(131.5)	$-	$-	$231.9

Provision for income taxes	$25.2	$(43.2)	$-	$-	$68.4

Net income	$75.2	$(88.3)	$-	$-	$163.5

Diluted net income per share	$0.27	$(0.32)	$-	$-	$0.59

(1) Amounts as of June 27, 2015 reflect Coach, Inc. charges related to accelerated depreciation and lease termination charges as a result of store updates and closures as well as organizational efficiency charges. Amounts as of June 28, 2014 reflect Coach, Inc. charges related to the donation/destruction of inventory, impairment charges related to retail stores, store closure costs (including severance and accelerated depreciation) and accelerated depreciation of existing store assets in connection with the updating of such stores.

(2) Primarily represents consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC, as well as costs attributable to contingent payments related to the acquisition.
(3) Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, primarily due to the amortization of the fair value of the inventory step-up and order backlog asset.

COACH, INC.
GAAP TO NON-GAAP RECONCILIATION
For the Years Ended June 27, 2015 and June 28, 2014
(in millions, except per share data)
(unaudited)

	June 27, 2015
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$2,908.6	$(5.0)	$-	$(4.7)	$2,918.3

Selling, general and administrative expenses	$2,290.6	$140.9	$17.1	$2.8	$2,129.8

Operating income	$618.0	$(145.9)	$(17.1)	$(7.5)	$788.5

Income before provision for income taxes	$611.6	$(145.9)	$(17.1)	$(7.5)	$782.1

Provision for income taxes	$209.2	$(38.1)	$(3.6)	$-	$250.9

Net income	$402.4	$(107.8)	$(13.5)	$(7.5)	$531.2

Diluted net income per share	$1.45	$(0.39)	$(0.05)	$(0.03)	$1.92

	June 28, 2014
	GAAP Basis	Transformation and	Acquisition-Related	Acquisition-Related	Non-GAAP Basis
	(As Reported)	Other Actions (1)	Costs (2)	Purchase Accounting (3)	(Excluding Items)

Gross profit	$3,297.0	$(82.2)	$-	$-	$3,379.2

Selling, general and administrative expenses	$2,176.9	$49.3	$-	$-	$2,127.6

Operating income	$1,120.1	$(131.5)	$-	$-	$1,251.6

Income before provision for income taxes	$1,122.3	$(131.5)	$-	$-	$1,253.8

Provision for income taxes	$341.0	$(43.2)	$-	$-	$384.2

Net income	$781.3	$(88.3)	$-	$-	$869.6

Diluted net income per share	$2.79	$(0.31)	$-	$-	$3.1

(1) Amounts as of June 27, 2015 reflect Coach, Inc. charges related to accelerated depreciation and lease termination charges as a result of store updates and closures, organizational efficiency charges, and charges related to the destruction of inventory. Amounts as of June 28, 2014 reflect Coach, Inc. charges related to the donation/destruction of inventory, impairment charges related to retail stores, store closure costs (including severance and accelerated depreciation) and accelerated depreciation of existing store assets in connection with the updating of such stores.
(2) Primarily represents consulting and legal costs related to the acquisition of Stuart Weitzman Holdings LLC, as well as costs attributable to contingent payments related to the acquisition.
(3) Represents limited life purchase accounting impacts associated with Stuart Weitzman Holdings LLC, primarily due to the amortization of the fair value of the inventory step-up and order backlog asset.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). The Company's management does not, nor does it suggest that investors should, consider non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The financial information presented above, as well as gross margin, SG&A expense ratio, and operating margin, have been presented both including and excluding the effect of certain items which affect the comparability of our results. Non-GAAP operating income and gross profit have also been presented both including and excluding the impact of the acquisition of Stuart Weitzman in May 2015. Presenting the above financial information and certain metrics both including and excluding the impact of certain items which affect the comparability of our results will help investors and analysts to understand the year-over-year impact of these items on ongoing operations.

Percentage increases/decreases in net sales and direct sales for the Company’s North America segment and net sales for the Company, its International segments, Coach China and Coach Japan have been presented both including and excluding currency fluctuation effects from translating foreign-denominated sales into U.S. dollars and compared to the same periods in the prior quarter and fiscal year. Guidance for certain financial information for the fiscal year ending July 2, 2016 has also been presented on a constant currency basis. Presenting these metrics on a constant currency basis will help investors and analysts to understand the effect of significant year-over-year foreign currency exchange rate fluctuations on these performance measures and provide a framework to assess how business is performing and expected to perform excluding these effects.

COACH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
At June 27, 2015 and June 28, 2014
(in millions)
(audited)

	June 27,	June 28,
	2015(1)	2014
ASSETS

Cash, cash equivalents and short-term investments	$1,525.8	$868.6
Receivables	219.5	198.6
Inventories	485.1	526.2
Other current assets	276.1	261.8

Total current assets	2,506.5	1,855.2

Property and equipment, net	732.6	713.9
Other noncurrent assets	1,427.8	1,094.0

Total assets	$4,666.9	$3,663.1

LIABILITIES AND STOCKHOLDERS' EQUITY

Accounts payable	$222.8	$153.9
Accrued liabilities	600.6	518.7
Current debt	11.3	140.5

Total current liabilities	834.7	813.1

Long-term debt	879.1	-
Other liabilities	463.2	429.4

Stockholders' equity	2,489.9	2,420.6

Total liabilities and stockholders' equity	$4,666.9	$3,663.1

(1) Includes the purchase price allocation for Stuart Weitzman, including goodwill of $125.8 million, trademarks and trade names of $267 million and other intangible assets, net of amortization, of $83.1 million, included within Other noncurrent assets.

COACH, INC.

Store Count

At March 28, 2015 and June 27, 2015

(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count	March 28, 2015	(Closures)	June 27, 2015

Coach

North America	478	(16)	462

Japan	198	(2)	196

China (PRC, Hong Kong & Macau)	165	6	171

Asia - Other	101	1	102

Europe	31	3	34

Stuart Weitzman*

Global	0	54	54

* Coach acquired Stuart Weitzman in May 2015

COACH, INC.

Store Count

At June 28, 2014 and June 27, 2015

(unaudited)

	As of	Net Openings/	As of
Directly-Operated Store Count	June 28, 2014	(Closures)	June 27, 2015

Coach

North America	539	(77)	462

Japan	198	(2)	196

China (PRC, Hong Kong & Macau)	153	18	171

Asia - Other	97	5	102

Europe	27	7	34

Stuart Weitzman*

Global	0	54	54

* Coach acquired Stuart Weitzman in May 2015

CONTACT:
Coach
Analysts & Media:
Andrea Shaw Resnick, 212-629-2618
Global Head of Investor Relations and Corporate Communications
or
Christina Colone, 212-946-7252
Director, Investor Relations